Exhibit 10.1
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made by and between Lehman E. Newton, III (“Executive”) and SM Energy Company (“Company”).
WHEREAS, Executive is currently employed as Senior Vice President - Operations of the Company, and Executive has agreed with the Company that he is resigning from such position on January 1, 2023 to accept the position of Senior Operations Advisor and retiring from all employment with the Company on July 1, 2023 (“Separation Date”) pursuant to the terms of the offer letter attached as Exhibit 2; and
WHEREAS, (i) in the course of Executive's employment with the Company, Executive has obtained and continues to have access to its goodwill, confidential information, and trade secrets concerning the business and operations of the Company and its Affiliates that could be used to compete unfairly with or other otherwise disadvantage the Company; (ii) the covenants and restrictions contained in Section 1 and 2 are intended to protect the legitimate interests of the Company and its shareholders with respect to its goodwill, confidential information, trade secrets, business prospects, and employees; and (iii) Executive has agreed to be bound by such covenants and restrictions.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive agree as follows:
1.Confidential Information; Intellectual Property.
A.Confidential Information. Executive acknowledges that in the course of Executive's employment with Company, Executive has received, and will continue to receive, information that has not been made generally available to the public and is applicable or of value to the Company’s current or anticipated business, research or development activities, or those of any client, customer, Affiliate, or partner of the Company. All such information has commercial value in the business in which the Company is engaged and is hereinafter called “Confidential Information.” By way of illustration, but not limitation, Confidential Information includes any and all technical and non-technical information including patent disclosures and applications, copyright applications, trade secrets, seismic and well log data, surveys, analyses, testing materials, techniques, models, business plans, bids, contractual terms, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, specifications, proposals, drawings, charts, graphs, support data, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, previous legal disputes and settlements, and internal notes and memoranda relating to any or the foregoing. Confidential Information does not include information that is or becomes known to the general public through lawful means. Executive shall keep all Confidential Information confidential and shall not use it or disclose it to third parties without the prior written consent of Company.
Notwithstanding the foregoing, Executive understands that, in accordance with the Defend Trade Secrets Act of 2016, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official (either directly or indirectly), or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in a court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to a court order.
B.Intellectual Property. Executive agrees that all right, title, and interest to all works of whatever nature generated in the course of his employment with the Company resides exclusively with the Company. Executive agrees that he will return to the Company, not later than the Separation Date, all property, in whatever form (including computer files and other electronic data), of the Company in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to the Company, its officers, employees, directors, shareholders, customers, suppliers, vendors, or distributors and any business or business opportunity of the Company.
2.Non-Compete and Non-Solicitation.
A.Non-Solicitation Covenants. During the “Restricted Period” (defined below), Executive shall not directly or indirectly:
(a)solicit (regardless of which party initiated contact), induce, or attempt to induce (or approach, authorize, solicit, hire, retain, or assist any person or entity for the foregoing purposes) any current subcontractors, clients, customers, vendors, or suppliers of the Company or its Affiliates, as the case may be, with whom Executive had business contact or as to whom Executive had access to Confidential Information, to cease or otherwise modify its doing business, in whole or in part, with or through the Company or its Affiliates or to become a client or customer of any Competitor (defined below); or
(b)recruit, solicit, induce, or attempt to induce (regardless of which party initiated contact), any other employee of any of the Company or its Affiliates, with whom Executive had business contact or as to whom Executive had access to Confidential Information, to (A) leave the employ of the Company or its Affiliates, (B) deviate from full-time employment and devotion of full-time effort in his or her employment with the Company or its Affiliates, or (C) otherwise directly or indirectly own, manage, operate, control, be employed by, perform any services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business, other than that of the Company or its Affiliates, or assist any Person, in any manner, in doing any of the foregoing actions. Notwithstanding the foregoing, general solicitations not specifically targeting such restricted employees (such as through the placing of a classified ad in a newspaper) shall not be a breach of this provision.
B.Non-Competition Covenants. During the Restricted Period, Executive shall not, directly or indirectly, (A) own any equity or other ownership interest in a Competitor engaged in business anywhere in the Geographic Area (defined below), (B) manage, operate, finance, or control a Competitor engaged in business anywhere in the Geographic Area, or (C) in a similar role or function as that which Executive performed for the Company (whether prior to the execution of this Agreement or after the execution of this Agreement), work for, be employed by, engage in duties, provide services to, consult, or advise a Competitor anywhere in the Geographic Area. The term “Competitor” means any person, firm, entity, business, or organization that is engaged in, or is planning to engage in, the “Business”. Competitor expressly includes Executive acting on Executive’s own behalf; provided, however, that ownership of less than one percent (1%) of the outstanding equity securities of any publicly-traded entity shall not be deemed as Executive engaging in the business of that entity solely by reason of such ownership of less than one percent (1%) of that entity’s equity securities.
C.Business. For purposes of this Agreement, the Parties acknowledge and agree that the Company is an energy company engaged in the acquisition of land (including mineral rights, water rights and surface rights), and the exploration, development, production and marketing of crude oil, natural gas, and natural gas liquids and that those activities, both independently and collectively, constitute the “Business”.
D.Restricted Period. The term “Restricted Period” means the period beginning on the Effective Date of this Agreement and ending two (2) years after the date on which Executive’s employment with the Company expires or is terminated for any reason.
E.Geographic Area. The term “Geographic Area” means the counties in which the Company has conducted business during the term of the Executive’s employment including Midland County, Texas, Upton County, Texas, Howard County, Texas, Martin County, Texas, and Webb County, Texas.
F.Affiliates. The term “Affiliate” means (i) any parent or subsidiary of the Company and (ii) any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
G.Tolling of Covenant Periods. The Restricted Period shall not include, and shall be extended beyond, any time during which Executive is failing to comply with any provision of this Agreement.
H.Scope and Reasonableness. This Section 2 is intended to limit Executive’s right to compete only to the extent necessary to protect the Company from unfair competition. Executive acknowledges that Executive will be reasonably able to earn a livelihood without violating the terms of this Section 2. Each of the restrictive covenants contained in this Section 2 shall be construed as a separate covenant with respect to each geographic area and each activity to which it applies, (B) if, in any judicial proceeding, a court shall deem any of the restrictive covenants invalid, illegal, or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable, and (C) if any restrictive covenant (or portion thereof) is deemed invalid, illegal, or unenforceable in any jurisdiction, and it cannot be reformed, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.
3.Consideration. In exchange for the execution of this Agreement, and the mutual covenants and promises contained herein, the Company agrees to provide the Executive with the following (collectively the “Consideration”)
A.$800,000.00 in two substantially equal annual installments of $400,000.00 each, commencing on the first anniversary of the Separation Date. The Consideration shall not be taken into account as compensation and no service credit shall be given after the Separation Date for purposes of determining the benefits payable under any benefit plan, program, agreement, or arrangement of the Company.

B.The 2022 STIP bonus that Executive would have received had he remained employed in his current position through the payment date (the “STIP Payment”). The STIP Payment, less applicable taxes and other withholdings, shall be payable on or before March 31, 2023.
All rights of Executive to receive any portion whatsoever of the Consideration, shall be expressly conditioned upon the execution of a full general release substantially in the form attached hereto as Exhibit 1, delivered by Executive to Company within forty-five (45) days of the Separation Date, releasing all claims, known or unknown, that Executive may have against Company arising out of or in any way related to Executive’s employment or termination of employment with Company.
4.Certain Forfeitures in Event of Breach. Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event Executive materially breaches any of his obligations under this Agreement, Executive will forfeit his right to receive the Consideration under Section 3 of this Agreement to the extent not previously paid to him as of the date of such breach and, if already made as of the time of breach, Executive agrees that he will reimburse the Company, immediately, for the amount of such payments on a pre-tax basis. In the event that Executive does not immediately reimburse the Company, the Company shall have the right to claw back all amounts previously paid to Executive pursuant to this Agreement and recover all fees and costs incurred in connection with doing so.
5.Offer Letter. As a material condition to entering into this Agreement, Executive must contemporaneously execute and deliver the offer letter attached hereto as Exhibit 2.
6.General Provisions.
A.Amendment; Waiver. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
B.Choice of Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, without regard to any conflict of laws, rule, or principle that might refer the governance or construction of this Agreement to the laws of another jurisdiction.
C.Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state, and local taxes or other withholdings as may be required to be withheld pursuant to any applicable law or regulation.
D.Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or are exempt from, the requirements of Internal Revenue Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate "payment" for purposes of Section 409A.
E.Arbitration of Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall be finally determined and settled by binding arbitration in Denver, Colorado, in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. In such arbitration, each party shall bear its own costs and fees, including attorneys' fees.

F.Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid, or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
7.Knowing and Voluntary Waiver. Executive acknowledges that, by Executive's free and voluntary act of signing below, Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. Executive represents that Executive has had a full opportunity to confer with an attorney and, if Executive has not done so, Executive has knowingly and voluntarily waived the right to confer with an attorney before entering into this Agreement.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth opposite their signatures below.

Dated: December 18, 2022	EXECUTIVE By: /s/ LEHMAN E. NEWTON, III Lehman E. Newton, III
Dated: December 18, 2022	COMPANY By: /s/ HERBERT S. VOGEL Herbert S. Vogel

EXHIBIT 1 – FORM OF RELEASE

GENERAL RELEASE
I, Lehman E. Newton, III in consideration of and subject to the performance by SM Energy Company (the “Company”), of its obligations under Section 3 of the Non-Competition and Non-Solicitation Agreement, dated as of December 18, 2022, between the undersigned and the Company (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective subsidiaries and affiliates and all present, former and future managers, directors, officers, employees, agents, attorneys, representatives, trustees, employee benefit plans (including any administrators or fiduciaries of such plans), predecessors, successors and assigns of the Company and its subsidiaries and affiliates, each individually and in their representative capacities, and its and their respective direct or indirect owners (collectively, including the Company, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.I understand that any payments or benefits paid or granted to me under Section 3 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 3 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I hereby knowingly and voluntarily (for myself, my heirs, executors, administrators, representatives, successors, and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, agreements, causes of action, claims, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, expenses, judgments, liabilities, losses, obligations, rights or suits of any nature whatsoever in law and in equity, both past and present (through the date that this General Release is signed by me), in any jurisdiction, and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators, representatives, successors, or assigns, had, have or may have against each and all of the Released Parties, by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that I sign this General Release (except as otherwise expressly set forth in this Agreement). These claims include, but are not limited to (a) any and all claims for compensation, wages, commissions, bonuses, stock options, deferred compensation, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, or attorney’s fees, (b) any and all claims based on violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, the Older Worker’s Benefit Protection Act, Title 42 U.S.C. § 1981, the Occupational Safety and Health Act, the Pregnancy Discrimination Act, and claims for employment discrimination, harassment, retaliation, wrongful discharge, or breach of public policy, (c) any and all claims under Texas or Colorado statutory or common law, including but not limited to claims brought under the Texas Commission on Human Rights Act, the Texas Labor Code, the Texas Pay Day Law, and the Colorado Anti-Discrimination Act, and (d) any and all claims or causes of action arising under any tort, any equitable theory, any express or implied contract, promissory estoppel, fraud, defamation, emotional distress, infliction of emotional harm, invasion of privacy rights, misrepresentation, or any whistleblower law (all of the foregoing collectively referred to herein as the “Claims”). I intend the release set forth above to be as broad and comprehensive as possible so that the Released Parties shall never be liable, directly or indirectly, to me for any claims, demands, actions, or causes of action of whatsoever nature or character released herein (except as otherwise expressly set forth in this Agreement). This release specifically does not apply to any claims that may arise after its execution.
3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the ADEA).
5.I agree that I hereby waive all rights to sue (other than a suit solely seeking to challenge the enforceability of this General Release under the ADEA) or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, that I disclaim and hereby waive any right to share or participate in any monetary award or personal relief resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any rights to any payments, benefits, or reimbursements due to me under the Agreement or any equity or other award agreement referred to in the Agreement or otherwise, (ii) any rights to any vested benefits due to me under any employee benefit plans sponsored or maintained by any of the Company Entities or (iii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise.
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.
7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.I agree that if I violate this General Release by suing the Company or the other Released Parties (other than a suit solely seeking to challenge the enforceability of this General Release under the ADEA), I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.
9.Nothing contained in this General Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or preceding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit my right to receive an award from a Government Agency for information provided to any Government Agencies. However, I agree that I have waived any right to recover monetary damages or other personal relief, where such rights can be lawfully waived, from the Releases in any action filed by me or by anyone else on my behalf.
10.I acknowledge that I have been notified, in accordance with the Defend Trade Secrets Act of 2016, that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation against a Released Party for reporting a suspected violation of law, I may disclose such Released Party’s trade secrets to my attorney and use the trade secret information in the court proceeding if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.
11.I hereby acknowledge that paragraphs Sections 1-7 of the Agreement (the “Continuing Provisions”) shall survive my execution of this General Release.
12.I represent that I am not aware of any claim by me including the claims that are released by this General Release. I acknowledge that, although I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it, I intend to provide a complete waiver and release of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that I sign this General Release.
13.I acknowledge and agree that I am owed no further compensation or benefits arising out of or related to my employment with the Company, other than my right, if I execute this General Release, to the payments set forth in Section 3 of the Agreement and subject to the terms and conditions set forth in the Agreement. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company of Section 3 of the Agreement after the date hereof.
14.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction (i) such provision shall be modified to make it valid, legal and enforceable to the maximum extent permitted by law or (ii) if such provision cannot be modified to make it valid, legal and enforceable, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. I acknowledge and agree that each of the terms, conditions and covenants to which I am subject in this General Release shall be construed for all purposes to be separate and independent from any other terms, conditions and covenants of any of the Released Parties, whether in this Agreement or otherwise, and the existence of any claim by me against the Company or any of the other Released Parties under the Agreement or otherwise, will not excuse my breach of any of the terms, conditions or other covenants contained in this General Release.
15.I acknowledge and agree that, upon its effectiveness, this General Release (together with the Continuing Provisions, and any benefit plans relating to any COBRA benefits to which I am eligible pursuant to the Agreement) contains the entire agreement and understanding of the parties relating to my separation from the Company and supersedes and replaces all prior and contemporaneous agreements, representations and understandings (whether oral or written) my separation from the Company (other than any agreements or policies which contain continuing obligations of mine relating to confidential or proprietary information, restrictive covenants, trade secrets or intellectual property, all of which shall continue notwithstanding the termination of my employment). I acknowledge that no promises or representations, oral or written, have been made by any of the Released Parties other than those promises and representations expressly stated herein and in the Agreement, and that I have not relied on any other promises or representations in signing this General Release.
16.A facsimile or pdf copy of my executed signature page of this General Release will be deemed to be an executed original thereof.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(i)I HAVE READ IT CAREFULLY;
(ii)I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(iii)I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(iv)I HAVE BEEN ADVISED TO CONSULT, AND HAVE CONSULTED WITH, AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(v)I HAVE HAD AT LEAST TWENTY ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND ANY CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED TWENTY ONE-DAY PERIOD;
(vi)I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, THAT ANY SUCH REVOCATION MUST BE IN WRITING AND DELIVERED TO, PRIOR TO

EXPIRATION OF THE SEVEN-DAY REVOCATION PERIOD, TO BPATTERSON@AKINGUMP.COM AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED (AND THAT THIS RELEASE SHALL BECOME EFFECTIVE, ENFORCEABLE AND IRREVOCABLE UPON THE EXPIRATION OF THE REVOCATION PERIOD);
(vii)I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(viii)I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED, OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME, AND THAT NO HANDWRITTEN CHANGES TO THIS GENERAL RELEASE WILL BE BINDING UNLESS INITIALED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.
In witness whereof, and intending to be legally bound hereby, I have executed this General Release as of the date and year written below.
SIGNED:__________________________     DATED:________________________

EXHIBIT 2 – OFFER LETTER
December 17, 2022

Sent via email to nnewton@sm-energy.com

Lehman E. Newton, III
3301 Ebbits
Midland, TX 79707

Dear Newt,

We are pleased to offer you a transfer to a new position with SM Energy:

1.Position and Responsibilities. Your new position will be Senior Operations Advisor reporting to me. In this role, you will be assigned special projects that utilize your skills and experience to benefit SM Energy operations.

2.Start Date. Your employment in the position of Senior Operations Advisor will commence on January 1, 2023.

3.Compensation. Your salary will continue at the same level that you currently receive, or $13,946.16 biweekly. This position is exempt.

Your STIP bonus for 2022 will be paid in March 2023 at your current target level and utilizing the company multiplier based on 2022 company performance against targets.

You will be eligible to receive the company’s STIP bonus for 2023 if you remain employed through the payment date during March of the following year. Your target bonus for 2023 will be 35%, but will only be paid if your employment is extended through the payment date in March, 2024.

4.Expected Term and At-Will Employment. Your new position is intended to be temporary and is expected to terminate on July 1, 2023. Unless extended by mutual written agreement, your position and employment will terminate on July 1, 2023 and such termination shall be considered a “voluntary resignation”. While employed in your new position, your employment with the Company will be “at-will,” meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without notice.

5.Location. You will be classified as a ‘primary remote’ employee and may reside anywhere in the state of Texas. As a ‘primary remote’ employee, you may be requested to attend meetings at any of the company’s locations in the United States. When visiting these locations, you may expense reasonable travel and lodging expenses.

6.Benefits. You will be eligible to participate in any applicable benefit plans or programs that the Company generally provides to similarly-situated employees as may exist from time to time, subject always to the terms and conditions of such plans and programs (including with respect to employee contribution requirements), which may be amended, suspended, or terminated from time to time by the Company in its sole discretion.

7.Compliance with Policies. By continuing employment with the Company, you agree to comply with all Company policies, practices, and procedures.

8.Entire Agreement. This Agreement, the attached Non-Competition and Non-Solicitation agreement, and the attached Change of Control Severance Agreement replace and supersede any and all previous or existing agreements, arrangements, or understandings, oral or written, between you and the Company relating to the terms and conditions of your employment with the Company. You specifically acknowledge and agree that notwithstanding any discussions or negotiations you may have had with the Company prior to the execution of this Agreement, you are not relying on any promises or assurances other than those explicitly contained in this Agreement. This Agreement, together with the agreements and matters referenced above, contains the entire agreement and understanding of the parties with respect to the matters set forth herein, and the terms and conditions of your employment can be modified only in an agreement signed by you and an officer of the Company.

9.Amendments. No provision of this Agreement may be amended, modified, waived, or discharged except as agreed to in a writing signed by both you and an officer of the Company.

10.Governing Law/Disputes. All disputes regarding your employment and this Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its choice-of-law provisions) and any dispute between the parties shall be resolved only in the federal or state courts of Texas.

11.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument. Facsimile, PDF, and other true and accurate copies of this offer letter shall have the same force and effect as originals hereof.

If you choose to accept this offer, please sign this letter in the space provided and return to Herb Vogel or Candace Lyon by December 18, 2022 (after which date this offer will be null and void). By signing below, you agree to all of the terms and conditions provided herein.

Sincerely,

/s/ HERBERT S. VOGEL
Herb Vogel
President & CEO

Signed:/s/ LEHMAN E. NEWTON III

Employee Name: Lehman E. Newton, III

Date: December 18, 2022